Exhibit 10.26

COWEN GROUP, INC.

2008 DEFERRED CASH AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made by and between Cowen Group, Inc., a Delaware corporation (the “Company”) and  [  ] (the “Executive”), as of February 2, 2009.

RECITALS

WHEREAS, the Company has adopted the Cowen Group, Inc. 2006 Equity and Incentive Plan (the “2006 Plan”) and the shareholders of the Company, upon recommendation of the Board of Directors, have approved the Cowen Group, Inc. 2007 Equity and Incentive Plan (the “2007 Plan”, together with the 2006 Plan, collectively referred to herein as the “Plan”) pursuant to which the Executive has been granted an award (the “Award”); and

WHEREAS, the Award shall consist of a grant of deferred cash in accordance with and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, the Executive has accepted the grant of the Award and hereby agrees to the terms and conditions hereinafter stated; and

WHEREAS, the capitalized terms used herein but not defined in Section 2.1 or elsewhere in this Agreement shall have the respective meanings given to them in the Plan;

NOW THEREFORE, in consideration of the foregoing recitals and of the promises and conditions contained herein, it is agreed as follows:

ARTICLE I

GRANT OF DEFERRED CASH

Section 1.1 — Grant of Deferred Cash.

The Company has granted as of the date hereof (the “Grant Date”) the right to receive [  ] Dollars ($[  ]  in deferred cash, less applicable tax and payroll deductions and subject to the conditions and restrictions set forth below (the “Deferred Cash”).  The Company expressly reserves the right to settle the Award in the form of cash or in Cowen Group, Inc. stock, at its sole election.  In the event the Company elects to settle the Award in the form of Cowen Group, Inc. stock, such stock shall be valued as of the Vesting Dates, as defined in Section 1.2 herein.

Section 1.2 — Vesting Period.

Subject to (i) accelerated vesting upon a Change in Control as defined in Section 7 of the Plan and as determined by the Compensation Committee of the Company, (ii) the forfeiture and other provisions set forth in Section 1.3 or any other provisions regarding accelerated vesting set forth in the Plan and as determined by the Compensation Committee of the Company, where applicable, the Executive shall receive (x) Thirty Three Percent (33%) of the Deferred Cash subject to this Agreement on May 15, 2010; (y) Thirty Three Percent (33%) of the Deferred Cash subject to this Agreement on May 15, 2011; and (z) the remaining Thirty Four Percent (34%) of the Deferred Cash subject to this Agreement on May 15, 2012 (collectively, the “Vesting Date(s)”, and that period from Grant Date through the final Vesting Date, the “Restricted Period”).

Section 1.3 — Cessation of Employment.

(a)                                  Continued Vesting in the Event of Termination without Cause.  If the Executive’s employment or service with the Company and its Subsidiaries and Affiliates is terminated other than as a result of Resignation, death, Disability or Retirement, or for Cause, then any unvested Deferred Cash shall continue to vest in accordance with, and be payable according to, the schedule set forth in Section 1.2 above.

(b)                                 Continued Vesting in the event of Retirement.  In the event that the Executive’s employment or service with the Company and its Subsidiaries and Affiliates is terminated as a result of the Executive’s Retirement, then the Deferred Cash shall continue to vest in accordance with, and be payable according to, the schedule set forth in Section 1.2 above, provided, however, that if prior to the fourth anniversary of the Grant Date, the Executive (X) violates any provision of this Agreement or (Y) directly or indirectly, in one or a series of transactions, owns, manages, operates, controls, invests or acquires an interest in, whether as a proprietor, partner, stockholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, or otherwise engages or participates in, whether as a proprietor, partner, stockholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, any business which competes, directly or indirectly, with any businesses of the Company or any Subsidiary or any Affiliate of the Company (as determined by the Company) (“Competitive Business”), then the Executive shall forfeit any unvested or unpaid Deferred Cash and shall repay to the Company any Deferred Cash that the Executive received after Retirement under this Agreement. Notwithstanding the foregoing, ownership by the Executive as a passive investor of less than one percent (1%) of the stock of a corporation that is traded on an established exchange shall not constitute a violation of clause (Y) above.

(c)                                  Acceleration.  If the Executive’s employment or service with the Company or any Subsidiaries or any Affiliates of the Company is terminated as a result of death or Disability, the unvested Deferred Cash shall immediately vest in full as of the

Termination Date, and become payable within thirty (30) days after the Termination Date.

(d)                                 Forfeiture.  If the Executive’s employment or service with the Company or any Subsidiaries or any Affiliates of the Company is terminated due to the Executive’s Resignation or by the Company for Cause, then any unvested or unpaid Deferred Cash shall immediately be forfeited to the Company as of the Termination Date and neither the Executive nor any of the Executive’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Deferred Cash.  In addition, in the event of a Termination for Cause, the Executive shall pay to the Company an amount equal to the Deferred Cash previously paid to the Executive under this Agreement.  In the event of Termination without Cause, where the Executive is permitted to receive payments of the Deferred Cash pursuant to Section 1.3(a), if the Company reasonably determines that the Executive has violated any of the provisions of paragraphs (b), (c), (d), (e), (f) or (g) of Section 2.2 herein, then any unvested or unpaid Deferred Cash shall immediately be forfeited to the Company as of the Termination Date and neither the Executive nor any of the Executive’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Deferred Cash.

Section 1.4 — Change in Control.

In the event of a Change in Control as defined in Section 7 of the Plan and as determined by the Compensation Committee of the Company, any unvested Deferred Cash shall immediately vest in full as of the date of the Change in Control and be payable according to the schedule set forth in Section 1.2 above.  However, in the event of a termination by the Company for Cause subsequent to a Change in Control, any unpaid Deferred Cash shall immediately be forfeited to the Company as of the Termination Date and neither the Executive nor any of the Executive’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Deferred Cash.  In addition, in the event of a Termination for Cause subsequent to a Change in Control, the Executive shall pay to the Company an amount equal to the Deferred Cash previously paid to the Executive under this Agreement.

Section 1.5 — Taxes.

Any payments of Deferred Cash will be reduced by all applicable federal, state, or local tax withholdings and any other required withholdings.

ARTICLE II

MISCELLANEOUS

Section 2.1 — Definitions.

(a)                                  “Cause” shall have the meaning set forth in the Executive’s employment or other agreement with the Company or any Subsidiary or any Affiliate of the Company,

provided that if the Executive is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause shall mean, when the Company, in good faith and its sole discretion, determines that any of the following occurs: (x) a breach by the Executive of any provisions of the Plan or this Agreement, including, but not limited to, any of the restrictive covenants set forth in paragraphs (a), (b), (c), (d), (e), (f) or (g) under Section 2.2 of this Agreement, or (y) (i) the Executive has been convicted of any crime (whether or not related to his or her duties at the Company or any Subsidiary or Affiliate of the Company); (ii) fraud, dishonesty, gross negligence or substantial misconduct in the Executive’s performance of his or her duties and responsibilities; (iii) the Executive’s violation of, or failure to comply with, the internal policies of the Company or any Subsidiary or any Affiliate of the Company or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Company or any Subsidiary or any Affiliate of the Company; or (iv) the Executive’s failure to perform the material duties of his or her position, including, by way of example and not of limitation, the failure or refusal to follow instructions reasonably given by the Executive’s superiors in the course of employment.

(b)                                 “Disability” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or any Subsidiary or any Affiliate of the Company.

(c)                                  “Resign” or “Resignation” shall mean any voluntary termination of employment by the Executive and shall, for vesting purposes, commence on the earlier of (i) the commencement of the Notice Period, or (ii) the Termination Date.

(d)                                 “Retirement” or “Retire” shall mean any retirement in accordance with the applicable policies of the Company, if any, as amended from time to time, and after the retiree having attained the age of fifty-five (55) and completed five (5) years of continuous service with the Company; provided, that such retiree shall certify in writing to the Company that the Executive will permanently retire as of the Termination Date and will not thereafter be employed by or otherwise engage in any Competitive Business.

(e)                                  “Termination Date” shall mean the date of termination of employment or service, whether by death, Disability or otherwise.

Section 2.2 — Notice of Termination and Restrictive Covenants.

(a)                                  Notice of Termination.  The Executive shall not voluntarily Retire, Resign or otherwise terminate his or her employment relationship with the Company or any of the Company’s Subsidiaries or Affiliates, for any reason or no reason, without first giving the Company at least one hundred eighty (180) days’ prior written notice of the effective date of such Retirement, Resignation or other termination (the “Notice Period”).   Such written notice shall be sent in accordance with Section 2.5 of this Agreement.  The Company retains the right to waive the notice requirement in whole or in part or to place the Executive on paid leave for all or part of this Notice Period.  In the alternative, at any time after the Executive gives notice, the Company may, but shall not be obligated to, provide the Executive with work and (i) require the Executive to comply with such conditions as it may specify in relation to transitioning the Executive’s duties and responsibilities; (ii) assign the Executive other duties; or (iii) withdraw any powers vested in, or duties assigned to the Executive.  Any vesting or payment of Deferred Cash awarded pursuant to this Agreement shall cease at the commencement of the Notice Period.

(b)                                 Non-Solicitation.   The Executive agrees that during the Executive’s employment, or if the Executive voluntarily terminates employment or if the Executive’s employment is terminated, for any reason or no reason, the Executive shall not, during the Executive’s employment, Notice Period and for a period of one hundred eighty (180) days following the expiration of the Notice Period, without the Company’s prior written consent, directly or indirectly: (i) solicit or induce, or cause others to solicit or induce, any director, officer or employee of the Company or any Subsidiary or any Affiliate of the Company, to leave the Company, such Subsidiary or Affiliate or in any way modify their relationship with the Company, such Subsidiary or Affiliate; (ii) hire or cause others to hire any director, officer or employee of the Company or any Subsidiary or any Affiliate of the Company; (iii) encourage or assist in the hiring process of any director, officer or employee of the Company or any Subsidiary or any Affiliate of the Company, or in the modification of any such person’s relationship with the Company, such Subsidiary or Affiliate, or cause others to participate, encourage or assist in the hiring process of any director, officer or employee of the Company or any Subsidiary or any Affiliate of the Company; (iv) interfere in any way with the rendering of professional services to the Company or any Subsidiary or any Affiliate of the Company by any client, prospective client, consultant, independent contractor or vendor, or their respective individual employees; or (v) solicit the trade or patronage of any client or customer or any prospective client or customer of the Company or any Subsidiary or any Affiliate of the Company for purposes of engaging in any business relationship with respect to any products, services, trade secrets or other matters in which the Company or such Subsidiary or such Affiliate of the Company is active.

(c)                                  Non-Disclosure of Confidential Information.  The Executive shall not at any time, whether during the Executive’s employment or following the termination of employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by applicable law, any confidential or proprietary information of the Company or any Subsidiary or any Affiliate of the Company; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Company or any Subsidiary or any Affiliate of the Company, as applicable, with prompt notice of such requirement prior to making any disclosure, so that the Company, such Subsidiary or Affiliate of the Company, as applicable, may seek an appropriate protective order.  “Confidential or propriety information” shall mean information generally unknown to the public to which the Executive gains access by reason of the Executive’s relationship with the Company or any Subsidiary or any Affiliate of the Company, and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, salaries and employment benefits, and operational costs.

(d)                                 Non-Disparagement.  The Executive shall not at any time, whether during the Executive’s employment or following the termination of employment, for any reason whatsoever, and shall not cause or induce others to, defame or disparage the Company or any Subsidiary or any Affiliate of the Company, or the directors or officers of the Company or any Subsidiary or any Affiliate of the Company.

(e)                                  Company Property.  All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company or any Subsidiary or any Affiliate of the Company which the Executive prepares, possesses or comes into contact with while the Executive is an employee of the Company or any Subsidiary or any Affiliate of the Company, shall remain the sole property of the Company, such Subsidiary or Affiliate.  The Executive agrees that upon the Executive’s termination of employment, for any reason or no reason, the Executive shall provide to the Company or any Subsidiary or any Affiliate of the Company, as applicable, all documents, papers, files or other material in the Executive’s possession and under the Executive’s control that are connected with or derived from the Executive’s services to the Company or any Subsidiary or any Affiliate of the Company.  The Executive agrees that the Company or the applicable Subsidiary or Affiliate of the Company, owns all work product, patents, copyrights and other material produced by the Executive during the Executive’s employment with the Company or any Subsidiary or any Affiliate of the Company.

(f)                                    Compliance with Company Policies.  The Executive agrees to fully comply with the applicable internal policies of the Company or any Subsidiary or any Affiliate of the Company, as such policies may be amended from time to time, at any time, during the Executive’s employment by Company or any Subsidiary or any Affiliate of the Company.

(g)                                 Cooperation.  The Executive agrees to cooperate fully with the Company or any Subsidiary or any Affiliate of the Company at any time, whether during the Executive’s employment or following the termination of employment, taking into account the requirements of any subsequent employment by the Executive, on all matters relating to the Executive’s employment, which cooperation shall be provided without additional consideration or compensation and shall include, without limitation, being available to serve as a witness and be interviewed and making available any books, records or other documents within the Executive’s control, provided, however, that the Executive need not take any action hereunder that would constitute a violation of law or an obligation to any third party or cause a waiver of attorney-client privilege.  Without limiting the generality of the foregoing, the Executive shall cooperate in connection with any (i) past, present or future suit, countersuit, action, arbitration, mediation, alternative dispute resolution process, claim, counterclaim, demand, proceeding; (ii) inquiry, proceeding or investigation by or before any governmental authority; or (iii) arbitration or mediation tribunal, in each case involving the Company or any Subsidiary or any Affiliate of the Company.  In connection with the Executive’s providing such cooperation, the Company or any Subsidiary or any Affiliate of the Company, as applicable, shall reimburse the Executive for reasonable travel, lodging and other expenses incurred by the Executive, upon submission of documentation reasonably acceptable to the Company or any Subsidiary or any Affiliate of the Company, as applicable.

(h)                                 Injunctive Relief.  In the event of a breach by the Executive of the Executive’s obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Executive acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of paragraphs (a), (b), (c), (d), (e), (f) or (g) of this Section 2.2 and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which the Executive resides.  The Executive further agrees that the Company or any Subsidiary or any Affiliate of the Company shall be entitled to recover all costs and expenses (including attorneys’ fees) incurred in connection with the enforcement of the Company’s rights hereunder.

Section 2.3 — Offset.

In the event that the Executive voluntarily terminates employment or if the Executive’s employment is terminated, for any reason or no reason, the Company may offset, to the fullest extent permitted by law, any amounts of money, Deferred Cash or shares of Stock due to the Company from the Executive, or advanced or loaned to the Executive by the Company, from any monies, Deferred Cash or shares of Stock owed to the Executive or the Executive’s estate by the Company as a result of such termination of employment.

Section 2.4 — Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than its laws regarding conflicts of law (to the extent that the application of the laws of another jurisdiction would be required thereby).  The Committee shall have final authority to interpret and construe this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Executive and the Executive’s legal representative in respect of any questions arising under this Agreement.

Section 2.5 — Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 1221 Avenue of the Americas, New York, NY

10020, Attention: Head of Human Resources, and to the Executive at the Executive’s home address as of the date of this Agreement or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 2.6 — Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

Section 2.7 — Amendment.

This Agreement may not be amended or modified in any manner (including by waiver) except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

Section 2.8 — No Right to Continued Employment.

Nothing in this Agreement shall be deemed to confer on the Executive any right to continued employment with the Company or any Subsidiary or any Affiliate of the Company.

Section 2.9 — Section 409A.

This Agreement is intended to comply with the requirements of Section 409A and shall be interpreted accordingly.  In the event that any provision of this Agreement would cause this Agreement to become subject to Section 409A or cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void and the Company and the Executive agree to amend or restructure this Agreement, to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.  To the extent (i) any payments to which the Executive becomes entitled under this agreement, or any agreement or plan referenced herein, in connection with the Executive’s separation of service from the Company constitute deferred compensation subject to Section 409A and (ii) Executive is deemed by the Company at the time of such separation of service to be a “specified” employee under Section 409A, as determined by the Company, by which determination the Executive agrees that he is bound, then such payment or payments shall not be made or commenced until the earliest of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined below); (ii) the date the Executive becomes “disabled” (as defined in Section 409A of the Code); or (iii) the date of the Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum. With respect to any determination that the benefits provided for in this Agreement are subject to Section 409A, then each payment is a separate payment and, to the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of this Agreement, separation or termination of the Executive’s employment with, or Resignation from, the Company or any Subsidiary or any Affiliate of the Company shall mean “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the regulations issued under the Code or any successor regulations.  In any event, the Company makes no representations or warranties and shall have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Section 2.10 — Entire Agreement.

The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, agreements, correspondence and term sheets of or between the Company and the Executive with respect to the subject matter hereof.  If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern.

Section 2.11 — Arbitration.

(a)                                  Any and all disputes arising out of or relating to this Agreement or to the Executive’s employment with the Company or any Subsidiary or any Affiliate of the Company, including any statutory claims based on alleged discrimination, shall be submitted to, and resolved exclusively by, the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures.  The arbitration shall be held in the City of New York.  In agreeing to arbitrate these disputes, the Executive recognizes that the Executive is waiving the Executive’s right to a trial in court and by a jury.  The arbitration award shall be final and binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

(b)                                 The arbitrators shall not have authority to amend, alter, modify, add to or subtract from the provisions hereof.  The award of the arbitrators, in addition to granting the relief prescribed above and such other relief as the arbitrators may deem proper, may contain provisions commanding or restraining acts or conduct of the parties or their representatives and may further provide for the arbitrators to retain jurisdiction over this Agreement and the enforcement thereof.  If either party shall deliberately default in appearing before the arbitrators, the arbitrators are empowered, nonetheless, to take the proof of the party appearing and render an award thereon.

(c)                                  This Section 2.11 shall not be construed to limit the Company’s right to obtain relief under Section 2.2(h) (relating to equitable remedies) with respect to any matter or controversy subject to Section 2.2(h), and, pending a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, and the Executive has hereunto set the Executive’s hand on the date indicated below.

COWEN GROUP, INC.

BY:
CHRISTOPHER A. WHITE
VICE PRESIDENT

Date: